Exhibit 99.1
SandRidge Energy, Inc. Reports Financial and Operational Results for Third Quarter and First Nine Months of 2008
Oklahoma City, Oklahoma, November 6, 2008 – SandRidge Energy, Inc. (NYSE: SD) today announced financial and operational results for the quarter and nine months ended September 30, 2008.
Financial Highlights
     Third Quarter
•	Net income available to common stockholders increased to $230.3 million, or $1.40 per share fully diluted, compared to $11.6 million, or $0.11 per share fully diluted, in third quarter 2007

•	Adjusted net income available to common stockholders (which excludes unrealized non-cash gains on derivative contracts) was $28.0 million, or $0.17 per share fully diluted, in third quarter 2008 compared to an adjusted net loss applicable to common stockholders of $0.7 million, or $0.01 per share fully diluted, in third quarter 2007

•	Operating cash flow increased 87% to $137.2 million from $73.3 million in third quarter 2007

•	Adjusted EBITDA increased 75% to $179.6 million from $102.6 million in third quarter 2007

First Nine Months

•	Net income available to common stockholders increased to $137.1 million, or $0.89 per share fully diluted, compared to $5.4 million, or $0.05 per share fully diluted, in the nine months ended September 30, 2007

•	Adjusted net income available to common stockholders (which excludes unrealized non-cash gains on derivative contracts) was $85.6 million, or $0.55 per share fully diluted, in the nine months ended September 30, 2008 compared to an adjusted net loss applicable to common stockholders of $17.4 million, or $0.17 per share fully diluted, in the nine months ended September 30, 2007

•	Operating cash flow increased 128% to $425.6 million from $186.4 million in the nine months ended September 30, 2007

•	Adjusted EBITDA increased 104% to $530.2 million from $260.2 million in the nine months ended September 30, 2007
Adjusted net income available (loss applicable) to common stockholders, operating cash flow and adjusted EBITDA are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” beginning on page 10.
Operational Highlights and Production Guidance:
•	Current daily production of 305 MMcfe, with an additional 20 MMcfe per day shut in

•	Third quarter 2008 natural gas and crude oil production of 25.3 Bcfe (275 MMcfe per day) remained consistent with second quarter 2008 despite temporary shut-ins of approximately 3.0 Bcfe during third quarter 2008 and increased 58% compared to third quarter 2007

•	First nine months 2008 natural gas and crude oil production of 73.6 Bcfe (269 MMcfe per day) increased 68% compared to production of 43.8 Bcfe in the first nine months of 2007

•	Proved reserves at September 30, 2008 of 2.143 Tcfe increased 12% from June 30, 2008, 42% from December 31, 2007 and 68% from September 30, 2007

•	West Texas Overthrust (“WTO”) leasehold position increased to approximately 657,000 net acres at September 30, 2008 from approximately 610,000 net acres at June 30, 2008 and 509,000 net acres at December 31, 2007

•	Drilling finding costs and all-in finding costs were $1.60 and $2.26 per Mcfe, respectively, in third quarter 2008 and $1.49 and $1.94 per Mcfe, respectively, in the first nine months of 2008

•	2008 net production guidance (issued May 2008) of 100.0 Bcfe remains unchanged despite expected net production loss of approximately 5.5 Bcfe in the second half of 2008

Presentation slides to be viewed in conjunction with certain of the above Operational Highlights are available on the company’s website, www.sandridgeenergy.com, under Investor Relations/Events.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Production:
Natural gas (MMcf)	22,209	12,856	63,097	35,148
Crude oil (MBbl)(1)	521	535	1,751	1,441
Natural gas equivalent (MMcfe)	25,335	16,067	73,603	43,793
Daily Production (MMcfed)	275	175	269	160

Average price per unit:
Realized natural gas price per Mcf — as reported	$9.04	$5.99	$9.09	$6.56
Realized impact of derivatives per Mcf	(0.95)	1.55	(0.99)	0.55

Net realized price per Mcf	$8.09	$7.54	$8.10	$7.11

Realized crude oil price per barrel — as reported (1)	$112.24	$67.57	$104.73	$61.67
Realized impact of derivatives per barrel (1)	(12.05)	—	(9.07)	—

Net realized price per barrel (1)	$100.19	$67.57	$95.66	$61.67

Realized price per Mcfe — as reported	$10.23	$7.04	$10.28	$7.30

Net realized price per Mcfe — including impact of derivatives per Mcfe	$9.15	$8.28	$9.22	$7.73

Average cost per Mcfe:
Lease operating	$1.62	$1.79	$1.57	$1.77
Production taxes	0.27	0.27	0.40	0.28
General and administrative:
General and administrative, excluding stock-based compensation	0.88	1.10	0.84	0.93
Stock-based compensation	0.28	0.17	0.19	0.11
Depletion	2.84	2.81	2.84	2.65

Lease operating cost per Mcfe:
Excluding offshore and tertiary recovery	$1.42	$1.55	$1.37	$1.50
Offshore operations	4.35	3.06	3.74	3.17
Tertiary recovery operations	11.67	12.80	11.28	12.10

Earnings per share:
Income per share available to common stockholders
Basic	$1.41	$0.11	$0.90	$0.05
Diluted	1.40	0.11	0.89	0.05
Basic and diluted adjusted net income (loss) available (applicable) to common stockholders	0.17	(0.01)	0.56	(0.17)

Weighted average number of common shares outstanding (thousands)
Basic	163,020	107,554	153,125	102,562
Diluted	164,554	109,049	154,489	103,778

(1)	Includes NGLs
Financial Results
Third Quarter
Net income available to common stockholders for the three months ended September 30, 2008 rose to $230.3 million, or $1.40 per share fully diluted, from $11.6 million, or $0.11 per share fully diluted, for the same period in 2007. The increase was driven primarily by a combination of increases in production and prices received for production, a decrease in cost per unit produced and an increase in non-cash mark-to-market gains on derivative contracts. Excluding unrealized gains on natural gas and crude oil derivatives, which are detailed below, SandRidge had adjusted net income available to common stockholders of $28.0 million, or $0.17 per share fully diluted, in third quarter 2008 compared to an adjusted net loss applicable to common stockholders of $0.7 million, or $0.01 per share fully diluted, in third quarter 2007. The company generated operating cash flow of $137.2 million in third quarter 2008, compared to $73.3 million in third quarter 2007, and adjusted EBITDA of $179.6 million in third quarter 2008, compared to $102.6 million in third quarter 2007.
The increase in total production combined with the increase in prices received for production resulted in higher natural gas and crude oil revenues of $259.1 million for third quarter 2008 compared to $113.1 million for third quarter 2007. Total natural gas production increased 73% to 22.2 Bcf in third quarter 2008 from 12.9 Bcf in the same period in 2007 as a result of the company’s continued drilling success and increased ownership in the WTO. Crude oil production decreased slightly to 521 MBbls in third quarter 2008 from 535 MBbls in third quarter 2007 due to hurricane-related production shut-ins.

The average price received, excluding the impact of derivative contract settlements, for natural gas sales increased 51% in the three months ended September 30, 2008 to $9.04 per Mcf compared to $5.99 per Mcf in the same period in 2007. The average price received, excluding the impact of derivative contract settlements, for crude oil production increased 66%, or $44.67 per barrel, to $112.24 per barrel during third quarter 2008 from $67.57 per barrel during the same period in 2007.
Total production expense increased to $41.1 million during the three months ended September 30, 2008 from $28.7 million during the same period in 2007. Production expense on a per Mcfe basis, however, decreased 10% during third quarter 2008 to an average cost of $1.62 per Mcfe compared to $1.79 per Mcfe during the 2007 period. This decrease in expense per unit, combined with higher average prices received for production, allowed the company to enjoy larger operating margins in its core exploration and production segment during third quarter 2008 compared to the same period in 2007.
The company enters into natural gas and crude oil swaps and basis swaps for a portion of its production in order to stabilize future cash inflows for planning purposes. In that regard, net income for the three months ended September 30, 2008, was increased by a net gain of $292.5 million ($319.8 million unrealized gain and $27.3 million realized loss) on derivative contracts. This compares to a $39.2 million gain ($19.3 million unrealized gain and $19.9 million realized gain) for the same period in 2007.
Production and Drilling Activities
SandRidge owned working interests in 2,075 producing wells at September 30, 2008 compared to 1,523 producing wells at September 30, 2007. The company had an average of 45 rigs operating on its properties during the third quarter of 2008. Daily production averaged 275 MMcfe during the third quarter 2008 and currently is approximately 305 MMcfe, with an additional 20 MMcfe per day shut in. The company entered the third quarter with 25 MMcfe per day shut in due to the shut down of the Grey Ranch Plant in Pecos County, Texas following a fire on June 27, 2008 and well work in the Gulf Coast. During the quarter, the company’s production was also impacted by hurricanes Gustav and Ike. The resulting total production loss was approximately 3.0 Bcfe for third quarter 2008. An additional 2.5 Bcfe in production loss is expected for fourth quarter 2008. The Grey Ranch Plant was placed back in service on November 1, 2008, and other significant production curtailments related to the hurricanes are expected to be resolved by mid-December 2008. Despite the projected production loss in the second half of 2008, the company expects to meet its full-year production guidance of 100.0 Bcfe as issued in May 2008.
The following is an operational update for each of the company’s key areas:
West Texas Overthrust (WTO): The company averaged 34 rigs operating in the WTO drilling 76 wells during third quarter 2008. There are currently 27 rigs active in the WTO. The company expects to exit 2008 with 20 active rigs in this area. A total of 60 gross (57 net) wells were completed and brought on production in the WTO during third quarter 2008. At September 30, 2008, the company owned and operated 612 gross (572 net) wells in the WTO.
SandRidge acquired 265 square miles of 3-D seismic data in the third quarter of 2008 bringing the total 3-D seismic acquired to date in the WTO to 1,115 square miles. SandRidge continues to exploit and expand the Piñon field utilizing 3-D data and well control to identify new reservoirs in the three primary thrusts (Dugout Creek, Warwick, and Frog Creek). SandRidge expects to have 1,250 square miles of the planned 1,500 square mile 3-D seismic shoot completed by year-end 2008.
With the aid of 3-D seismic data and well control, SandRidge believes it can high-grade its drilling locations in the multiple thrusts within the Piñon field and continue to deliver drilling finding costs below $1.70 per Mcfe. The 5.1 Tcfe of net proved, possible and probable reserves identified in the Piñon field are located almost exclusively in the Dugout Creek and Warwick thrusts. The Frog Creek thrust is the most recent of the three thrusts discovered in the Piñon field to have commercial production and provides drilling opportunities in the Caballos chert at depths ranging from 3,500 feet to 5,500 feet. The Frog Creek thrust as interpreted by 3-D data appears to be similar in size to that of the Dugout Creek and Warwick thrusts. Recent production tests from the Frog Creek thrust confirm low (less than 3%) CO2 gas. The company believes the Frog Creek thrust may contain substantial quantities of reserves that can be developed at or below current Piñon drilling finding costs.
High CO2 Gas Update: The most prolific reservoir in the Piñon field is the Warwick Caballos Chert high CO2 reservoir at depths of 6,000 feet to 8,000 feet. The average estimated ultimate recovery per well for this reservoir from approximately 125 wells drilled to date is 7.0 Bcfe of total gas. The expected drilling finding cost for the Warwick Caballos is $1.05 per Mcfe of methane. Production from this reservoir is currently limited to approximately 150.0 MMcf per day of inlet high CO2 gas processing capacity of the company’s legacy plants. The company is in the process of expanding the capacity of existing plants as well as constructing the new Century Plant. The Century Plant is designed to have processing capacity of 800.0 MMcf per day and is expected to be completed in two phases with the first phase coming on line second quarter 2010 and the second phase coming on line second quarter 2011. Methane production from the Warwick thrust high CO2 reservoir is expected to develop as follows (volumes in MMcf per day):

		Approximate	Approximate
	Plant Inlet	Gross	SandRidge
Date	Capacity	Methane	Net Methane	Plant Source
Current	150	55	40	Existing Plants
YE 2008	300	105	77	Existing Plants
Q1 2009	350	120	88	Existing Plants
Q2 2010	750	260	190	Existing + Century Phase 1
Q2 2011	1,150	400	290	Existing + Century Phase 2
Given the current limited availability of CO2 treating capacity, the risk of finding gas containing CO2 at levels above pipeline specifications limits the company’s ability to aggressively develop the Warwick thrust. Once the Century Plant commences operations in 2010, the company intends to implement a more aggressive drilling program and accelerate production and reserves growth from the Warwick thrust.
East Texas: The company averaged 4 rigs operating on the company’s properties in East Texas drilling 11 wells during third quarter 2008. A total of 14 gross (14 net) wells were completed and brought on production in East Texas during third quarter 2008. At September 30, 2008, the company owned 223 gross (208 net) wells in East Texas.
Mid-Continent: The company averaged 5 rigs operating on its prospects located in Oklahoma drilling 38 wells during third quarter 2008. A total of 35 gross (18 net) Oklahoma wells were completed and brought on production in third quarter 2008. At September 30, 2008, the company owned 569 gross (212 net) wells in the Mid-Continent area.

Capital Expenditures
The table below summarizes the company’s capital expenditures for the three- and nine-month periods ended September 30, 2008 and 2007:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Drilling and production
WTO	$261,056	$185,027	$750,883	$373,510
Non-WTO (excluding tertiary)	118,139	57,430	273,330	134,711
Tertiary	9,395	8,265	18,764	17,341

	388,590	250,722	1,042,977	525,562

Leasehold and seismic
WTO	116,350	53,302	232,940	135,834
Non-WTO (excluding tertiary)	62,228	23,841	104,472	40,275
Tertiary	3	752	87	2,501

	178,581	77,895	337,499	178,610

Pipe Inventory	22,220	—	22,220	—

Total exploration and development	589,391	328,617	1,402,696	704,172

Drilling and oil field services	25,749	20,883	61,540	104,796
Midstream	40,696	22,297	110,125	45,427
Other — general	19,218	31,219	34,994	40,765

Total capital expenditures	$675,054	$403,016	$1,609,355	$895,160

Third quarter 2008 exploration and development expenditures of $589.4 million were 79% higher than third quarter 2007 exploration and development expenditures as the company continued to ramp up drilling activity in its key operating areas, gather and process WTO 3-D seismic data, and acquire leasehold positions in its core development areas. The company’s midstream business incurred capital expenditures of $40.7 million during third quarter 2008 compared to $22.3 million during the same period in 2007 as the company continued to build pipeline infrastructure and add compression in the WTO.
Proved Reserves
The company’s estimated proved reserves as of September 30, 2008 were 2.143 Tcfe, representing a 12% increase from June 30, 2008 proved reserves of 1.918 Tcfe and a 42% increase from December 31, 2007 proved reserves of 1.516 Tcfe. Quarterly 2008 estimates of proved reserves were internally prepared and have not been reviewed by third-party engineers. Drilling finding costs were $1.60 per Mcfe and $1.49 per Mcfe for the three- and nine-month periods ended September 30, 2008, respectively. The all-in finding costs, which include drilling, acquisitions, land, and seismic costs, were $2.26 per Mcfe and $1.94 per Mcfe for the three- and nine-month periods ended September 30, 2008, respectively. Proved developed reserves constituted 46% of total reserves as of September 30, 2008 and June 30, 2008 and 44% at December 31, 2007. The September 30, 2008 estimated future net cash flows from proved reserves, discounted at an annual rate of 10% before income taxes (“PV-10”) were $6.40 billion, a decrease of 40% from June 30, 2008 PV-10 of $10.61 billion and an increase of 80% from December 31, 2007 PV-10 of $3.55 billion.
Decreases in price per unit of future production accounted for $4.75 billion, or 113%, of the total net decrease in PV-10 from June 30, 2008 to September 30, 2008. The calculated weighted average per unit prices for the company’s proved reserves and future net revenues were $8.08 per Mcf for natural gas and $99.23 per barrel for crude oil at September 30, 2008 compared to $12.98 per Mcf for natural gas and $130.68 per barrel for crude oil at June 30, 2008 and $6.46 per Mcf for natural gas and $87.47 per barrel for crude oil at December 31, 2007.
On an after-tax basis (SFAS 69 standardized measure), such 2007 year-end future net cash flows were $2.72 billion. The company calculates the standardized measure of future net cash flows in accordance with SFAS 69 only at year end because applicable income tax information on properties, including recently acquired natural gas and oil interests, is not readily available at other times during the year. As a result, the company is not able to reconcile the interim period-end values to the standardized measure at such dates. The only difference between the two measures is that PV-10 is calculated before considering the impact of future income tax expenses, while the standardized measure includes such effects.
Analysis of Changes in Proved Reserves

	Crude Oil	Natural Gas	Combined
	(MBbls)	(Bcf)	(Bcfe)
As of December 31, 2007	36,527	1,297	1,516

Revisions of previous estimates	2,728	125	141
Acquisitions of new reserves	3	1	2
Sales of reserves in place	—	—	—
Extensions and discoveries	412	61	63
Production	(611)	(19)	(23)

As of March 31, 2008	39,059	1,465	1,699

Revisions of previous estimates	7,141	105	148
Acquisitions of new reserves	—	—	—
Sales of reserves in place	(66)	(10)	(10)
Extensions and discoveries	234	106	107
Production	(620)	(22)	(26)

As of June 30, 2008	45,748	1,644	1,918

Revisions of previous estimates	4,471	154	181
Acquisitions of new reserves	358	6	8
Sales of reserves in place	—	—	—
Extensions and discoveries	1,353	53	61
Production	(521)	(22)	(25)

As of September 30, 2008	51,409	1,835	2,143

Reserve Replacement Economics

				3 - Year		Quarter Ended	Nine Months Ended
	2005	2006	2007	Average		September 30, 2008	September 30, 2008
	(in millions except as noted)
Proved reserves (Bcfe)	300.0	1,001.8	1,516.2			2,143.2	2,143.2
% Proved reserve growth	102%	234%	51%			12%	42%
% Proved developed	25%	32%	44%			46%	46%
Annual Production (Bcfe)	7.3	15.3	64.2	28.9		n/m	n/m
% Production growth	2%	110%	320%	41.4	(1)	n/m	n/m
Proved reserve life (years)	41.0	19.0 (1)	23.6			n/m	n/m
PDP reserve life (years)	10.2	7.1 (1)	10.4			n/m	n/m

Excluding acquisitions
F&D Reserve additions (Bcfe)	69.7	120.4	503.2	231.1		242.7	701.4
F&D Costs incurred	$62.9	$133.8	$808.7	$335.1		$388.6	$1,043.0
F&D Costs per Mcfe	$0.90	$1.11	$1.61	$1.45		$1.60	$1.49
Drillbit reserve replacement	955%	787%	784%	799%		958%	953%

Including acquisitions
Total reserve additions (Bcfe)	158.8	717.1	578.7	484.9		250.9	711.0
Total costs incurred	$98.5	$1,713.6	$1,150.6	$987.6		$567.2	$1,380.5
Reserve replacement cost per Mcfe	$0.62	$2.39	$1.99	$2.04		$2.26	$1.94
Proved reserve replacement	2,175%	1,361% (1)	901%	1,171	%(1)	990%	966%

(1)	Based upon pro forma 2006 production of 52.7 Bcfe
The company’s management uses proved reserve replacement as an indicator of its ability to replenish annual production volumes and grow its reserves. The company’s management believes that reserve replacement is relevant and useful information that is commonly used by analysts, investors and other interested parties in the crude oil and natural gas industry as a means of evaluating the operational performance and prospects of entities engaged in the production and sale of depleting natural resources. It should be noted that proved reserve replacement is a statistical indicator that has limitations. As an annual measure, proved reserve replacement is limited because it typically varies widely based on the extent and timing of new discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since proved reserve replacement does not consider the cost or timing of future production of new reserves, it cannot be used as a measure of value creation. This financial measure does not distinguish between changes in reserve quantities that are developed and those that will require additional time and funding to develop.
Derivative Contracts
The table below sets forth the company’s natural gas price and basis swaps and crude oil swaps and collars for 2008 and 2009 as of November 5, 2008. Current natural gas and crude oil derivative contracts excluding basis swaps account for 72% of anticipated production for the fourth quarter of 2008 at $9.17 per Mcfe and 57% of anticipated production for 2009 at $8.88 per Mcfe. In addition, the company has 17.35 Bcf of natural gas swaps in 2010 at an average price of $8.13 per Mcf. The company also has the following natural gas basis swaps in place: 32.85 Bcf in 2010 at an average price of $0.71 per Mcf and 5.48 Bcf in 2011 (through December 2011) at an average price of $0.47 per Mcf.

	Quarter	Year					Year
	Ending	Ending	Quarter Ending				Ending
	12/31/2008	12/31/2008	3/31/2009	6/30/2009	9/30/2009	12/31/2009	12/31/2009
Natural Gas Swaps:
Volume (Bcf)	17.48	70.77	20.70	17.29	15.03	14.72	67.74
Swap	$8.67	$8.40	$9.14	$8.27	$8.41	$8.85	$8.69

Natural Gas Basis Swaps:
Volume (Bcf)	14.72	55.54	16.20	16.38	16.56	16.56	65.70
Swap	$0.65	$0.60	$0.74	$0.74	$0.74	$0.74	$0.74

Crude Oil Hedges:
Swap Volume (MMBbls)	0.23	0.92	0.05	0.05	0.05	0.05	0.18
Swap	$93.17	$94.55	$126.38	$126.71	$126.61	$126.51	$126.55
Collar Volume (MMBbls)	0.03	0.10	0.00	0.00	0.00	0.00	0.00
Collar: High	$82.60	$82.93	n/m	n/m	n/m	n/m	n/m
Collar: Low	$50.00	$50.00	n/m	n/m	n/m	n/m	n/m
Since August 5, 2008, the company has entered into the following additional natural gas and crude oil swaps (also included in the tables above of derivative contracts as of November 5, 2008):

	Quarter	Year					Year
	Ending	Ending	Quarter Ending				Ending
	12/31/2008	12/31/2008	3/31/2009	6/30/2009	9/30/2009	12/31/2009	12/31/2009
Natural Gas Swaps:
Volume (Bcf)	0.00	0.00	9.90	11.83	11.96	11.96	45.65
Swap	n/m	n/m	$8.01	$7.75	$8.01	$8.48	$8.07

Natural Gas Basis Swaps:
Volume (Bcf)	0.00	0.00	12.60	12.74	12.88	12.88	51.10
Swap	n/m	n/m	$0.78	$0.78	$0.78	$0.78	$0.78

Crude Oil Hedges:
Swap Volume (MMBbls)	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Swap	n/m	n/m	n/m	n/m	n/m	n/m	n/m
Collar Volume (MMBbls)	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Collar: High	n/m	n/m	n/m	n/m	n/m	n/m	n/m
Collar: Low	n/m	n/m	n/m	n/m	n/m	n/m	n/m

Balance Sheet
The company’s total debt (short-term and long-term) increased $904.6 million during the first nine months of 2008 primarily as a result of the issuance of $750.0 million of 8.0% Senior Notes Due 2018 in May 2008. The company used $478.0 million of the $735.0 million of net proceeds from the offering to repay borrowings under the company’s senior credit facility. Additionally, during the nine months ended September 30, 2008, the company made principal payments on its rig loan and mortgage totaling $11.1 million and $0.6 million, respectively. At September 30, 2008, the company had classified $16.2 million of its long-term debt as current. This total included $0.9 million related to the company’s mortgage and $15.3 million related to its rig loan. Total debt as of September 30, 2008 was $1.972 billion compared to $1.068 billion at year-end 2007. The company was in compliance with all of its debt covenants at September 30, 2008.
The company’s capital structure at December 31, 2007 and September 30, 2008 is presented below:

	December 31,	September 30,
	2007	2008
	(in thousands)
Cash and cash equivalents	$63,135	$898

Current maturities of long-term debt	15,350	16,227
Long-term debt (net of current maturities):
Senior credit facility	—	166,486
Notes payable — Drilling rig fleet and oil field services equipment	33,416	21,384
Mortgage	18,829	18,174
Notes payable — Other equipment and vehicles	54	—
Term loans and Senior Notes:
Senior Floating Rate Term Loan	350,000	—
8.625% Senior Term Loan	650,000	—
Senior Floating Rate Notes due 2014	—	350,000
8.625% Senior Notes due 2015	—	650,000
8.0% Senior Notes due 2018	—	750,000

Total debt	1,067,649	1,972,271

Minority interest	4,672	28

Redeemable convertible preferred stock	450,715	—

Stockholders’ equity:
Preferred stock	—	—
Common stock	140	163
Additional paid-in capital	1,686,113	2,161,891
Treasury stock, at cost	(18,578)	(19,315)
Retained earnings	99,216	236,362

Total stockholders’ equity	1,766,891	2,379,101

Total capitalization	$3,289,927	$4,351,400

     2008 and 2009 Operational Guidance

	Year Ending		Year Ending
	December 31, 2008		December 31, 2009
	Previous	Updated	Previous	Current
	Projection	Projection	Projection	Projection
	as of August 7, 2008	as of November 6, 2008	as of August 7, 2008	as of November 6, 2008
Production
Natural Gas (Bcf)	85.1	85.8	120.0	105.0
Crude Oil (MMBbls)	2.5	2.4	2.5	2.5

Total (Bcfe)	100.0	100.0	135.0	120.0

Differentials
Natural Gas	$0.90	$0.90	$0.90	$0.90
Crude Oil	10.00	10.00	10.00	9.00

Costs per Mcfe
Lifting	$1.56 - $1.72	$1.59 - $1.75	$1.56 - $1.72	$1.59 - $1.75
Production Taxes	0.44 - 0.49	0.36 - 0.40	0.37 - 0.40	0.27 - 0.30
DD&A — oil & gas	2.85 - 3.13	2.85 - 3.13	2.71 - 2.98	2.71 - 2.98
DD&A — other	0.76 - 0.84	0.75 - 0.82	0.79 - 0.87	0.79 - 0.87

Total DD&A	$3.61 - $3.97	$3.60 - $3.95	$3.50 - $3.85	$3.50 - $3.85
G&A — cash	0.82 - 0.91	0.85 - 0.94	0.68 - 0.75	0.76 - 0.84
G&A — stock	0.20 - 0.22	0.20 - 0.22	0.34 - 0.37	0.23 - 0.26

Total G&A	$1.02 - $1.13	$1.05 - $1.16	$1.02 - $1.12	$0.99 - $1.10
Interest Expense	$1.23 - $1.35	$1.27 - $1.40	$1.33 - $1.46	$1.44 - $1.59

Corporate Tax Rate	36%	36%	36%	36%
Deferral Rate	95%	95%	95%	95%

Shares Outstanding at End of Period (in millions)
Common Stock	165.8	166.1	179.1	167.6
Preferred Stock (converted)	0.0	0.0	0.0	0.0

Fully Diluted	165.8	166.1	179.1	167.6

Capital Expenditures ($ in millions)
Exploration and Production	$1,472	$1,362	$1,600	$750
Land and Seismic	305	397	125	25

Total Exploration and Production	$1,777	$1,759	$1,725	$775
Oil Field Services	64	65	75	25
Midstream and Other	159	176	200	200

Total Capital Expenditures	$2,000	$2,000	$2,000	$1,000
The updated 2008 and 2009 operational guidance has not been adjusted to include the effects of a potential sale of the company’s East Texas and North Louisiana assets and assumes that any 2009 cash flow shortfall will be funded through debt.
2008 Guidance Update: The company is updating the 2008 production guidance provided on August 7, 2008 for minor changes in unit costs as shown above. The remainder of the previously provided guidance is unchanged. Production guidance remains at 100.0 Bcfe despite shut-in volumes resulting from the Grey Ranch Plant fire, well work in the Gulf Coast, and the impact of hurricanes in the Gulf of Mexico.
2009 Guidance Update: On October 2, 2008, the company updated its 2009 production guidance to 120.0 Bcfe from 135.0 Bcfe and capital expenditure guidance to $1.0 billion from $2.0 billion. The company reaffirms the October 2 guidance. Additionally, the company is updating its operational guidance for minor changes in unit costs as shown above.

Non-GAAP Financial Measures
The company defines operating cash flow as net cash provided by operating activities before changes in operating assets and liabilities. It defines EBITDA as net (loss) income before income tax expense (benefit), interest expense, and depreciation, depletion and amortization. Adjusted EBITDA, which is a defined term in the company’s credit agreement, is EBITDA excluding interest income and various non-cash items (including income from equity investments, minority interest, stock-based compensation, unrealized (gain) loss on derivative contracts, and provision for doubtful accounts).
Operating cash flow and adjusted EBITDA are supplemental financial measures used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also uses these measures because operating cash flow and adjusted EBITDA relate to the timing of cash receipts and disbursements that the company may not control and may not relate to the period in which the operating activities occurred. Further, operating cash flow and adjusted EBITDA allow the company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. These measures should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Management also uses the supplemental financial measure of adjusted net income available (loss applicable) to common stockholders, which excludes unrealized (losses) gains on derivative contracts from net income available (loss applicable) to common stockholders. Management uses this financial measure as an indicator of the company’s operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted net income available (loss applicable) to common stockholders is not a measure of financial performance under GAAP and should not be considered a substitute for net income available (loss applicable) to common stockholders.
The tables below reconcile the most directly comparable GAAP financial measures to operating cash flow, EBITDA, adjusted EBITDA, and adjusted net income available (loss applicable) to common stockholders.
Reconciliation of Net Cash Provided by Operating Activities to Operating Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Net cash provided by operating activities	$237,534	$58,712	$534,368	$239,556
Add (deduct):
Change in operating assets and liabilities	(100,348)	14,614	(108,735)	(53,133)

Operating cash flow	$137,186	$73,326	$425,633	$186,423

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Net income(1)	$230,346	$20,920	$153,378	$35,991

Adjusted for:
Income tax expense	130,693	11,920	89,308	21,002
Interest expense(2)	38,326	28,522	96,170	88,630
Depreciation, depletion and amortization — other	17,597	14,282	51,342	36,545
Depreciation, depletion and amortization — natural gas and crude oil	71,964	45,177	209,296	115,876

EBITDA	488,926	120,821	599,494	298,044

Provision for doubtful accounts	1,623	—	1,623	—
Income from equity investments	60	(1,235)	(1,355)	(3,399)
Minority interest	2	164	853	321
Interest income	(923)	(544)	(3,068)	(3,671)
Stock-based compensation	7,023	2,704	14,283	4,962
Unrealized gains on derivative contracts	(317,092)	(19,279)	(81,603)	(36,052)

Adjusted EBITDA	$179,619	$102,631	$530,227	$260,205

(1)	Includes gain on sale of assets

(2)	Excludes unrealized loss (gain) of $2.7 million and ($7.7) million on interest rate swap for the three and nine month periods ended September 30, 2008, respectively.
Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Net cash provided by operating activities	$237,534	$58,712	$534,368	$239,556

Changes in operating assets and liabilities	(100,348)	14,614	(108,735)	(53,133)
Interest expense(1)	38,326	28,522	96,170	88,630
Unrealized gains on derivative contracts	317,092	19,279	81,603	36,052
Gain on sale of assets	1,420	1,045	9,131	1,704
Other non-cash items	(314,405)	(19,541)	(82,310)	(52,604)

Adjusted EBITDA	$179,619	$102,631	$530,227	$260,205

(1)	Excludes unrealized loss (gain) of $2.7 million and ($7.7) million on interest rate swap for the three and nine month periods ended September 30, 2008, respectively.
Reconciliation of Net Income Available (Loss Applicable) to Common Stockholders to Adjusted
Net Income Available (Loss Applicable) to Common Stockholders

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Net income available (loss applicable) to common stockholders	$230,346	$11,607	$137,146	$5,418

Unrealized gains on derivative contracts	(317,092)	(19,278)	(81,603)	(36,052)
Effect of income taxes	114,785	6,997	30,030	13,285

Adjusted net income available (loss applicable) to common stockholders	$28,039	$(674)	$85,573	$(17,349)

Per share:
Basic	$0.17	$(0.01)	$0.56	$(0.17)

Diluted	$0.17	$(0.01)	$0.55	$(0.17)

Conference Call Information
The company will host a conference call to discuss these results on Friday, November 7, 2008 at 9:00 am EST. The telephone number to access the conference call from within the U.S. is 866-356-4279 and from outside the U.S. is 617-597-5394. The passcode for the call is 78732749. An audio replay of the call will be available at noon EST on November 7, 2008 until 12:59 am EST on November 21, 2008. The number to access the conference call replay from within the U.S. is 888-286-8010 and from outside the U.S. is 617-801-6888. The passcode for the replay is 18245385.
A live audio webcast of the conference call also will be available via SandRidge’s website, www.sandridgeenergy.com, under Investor Relations/Events. A brief slide presentation to be viewed in conjunction with this conference call is currently available at the same location on the website. The webcast will be archived for replay on the company’s website for 30 days.
Future 2008 Earnings Releases, Conference Calls and 2009 Investor/Analyst Conference Information

Fourth Quarter and Year End 2008 Earnings and Conference Call:
February 26, 2009 (Thursday) — Earnings press release and filing of Form 10-K after market close February 27, 2009 (Friday) — Earnings conference call at 9:00 am EST

2009 Investor/Analyst Conference:
March 3, 2009 (Tuesday) — New York, NY at the Grand Hyatt, 109 East 42nd Street at 8:00 am EST

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)
	(In thousands, except per share amounts)
Revenues:
Natural gas and crude oil	$259,141	$113,106	$756,762	$319,556
Drilling and services	12,054	16,684	36,345	56,928
Midstream and marketing	58,343	19,030	174,240	71,131
Other	4,485	4,828	13,812	14,160

Total revenues	334,023	153,648	981,159	461,775

Expenses:
Production	41,070	28,689	115,512	77,707
Production taxes	6,717	4,402	29,456	12,328
Drilling and services	8,191	6,809	20,426	30,935
Midstream and marketing	51,908	14,444	157,059	61,191
Depreciation, depletion and amortization — natural gas and crude oil	71,964	45,177	209,296	115,876
Depreciation, depletion and amortization — other	17,597	14,282	51,342	36,545
General and administrative	29,235	20,421	76,432	45,781
(Gain) loss on derivative contracts	(292,526)	(39,247)	4,086	(55,228)
Gain on sale of assets	(1,420)	(1,045)	(9,131)	(1,704)

Total expenses	(67,264)	93,932	654,478	323,431

Income from operations	401,287	59,716	326,681	138,344

Other income (expense):
Interest income	923	544	3,068	3,671
Interest expense	(41,026)	(28,522)	(88,421)	(88,630)
Minority interest	(2)	(164)	(853)	(321)
(Loss) income from equity investments	(60)	1,235	1,355	3,399
Other (expense) income, net	(83)	31	856	530

Total other (expense) income	(40,248)	(26,876)	(83,995)	(81,351)

Income before income tax expense	361,039	32,840	242,686	56,993
Income tax expense	130,693	11,920	89,308	21,002

Net income	230,346	20,920	153,378	35,991
Preferred stock dividends and accretion	—	9,313	16,232	30,573

Income available to common stockholders	$230,346	$11,607	$137,146	$5,418

Income per share available to common stockholders:
Basic	$1.41	$0.11	$0.90	$0.05

Diluted	$1.40	$0.11	$0.89	$0.05

Weighted average number of common shares outstanding:
Basic	163,020	107,554	153,125	102,562

Diluted	164,554	109,049	154,489	103,778

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2008	2007
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$898	$63,135
Accounts receivable, net:
Trade	99,062	94,741
Related parties	13,874	20,018
Derivative contracts	87,751	21,958
Inventories	7,318	3,993
Deferred income taxes .	3,528	1,820
Other current assets	29,858	20,787

Total current assets	242,289	226,452

Natural gas and crude oil properties, using full cost method of accounting
Proved	4,155,044	2,848,531
Unproved	211,314	259,610
Less: accumulated depreciation and depletion	(434,561)	(230,974)

	3,931,797	2,877,167

Other property, plant and equipment, net	612,428	460,243
Derivative contracts	16,080	270
Investments	9,311	7,956
Restricted deposits	32,745	31,660
Other assets	45,852	26,818

Total assets	$4,890,502	$3,630,566

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$16,227	$15,350
Accounts payable and accrued expenses:
Trade	314,444	215,497
Related parties	575	395
Asset retirement obligation	1,524	864
Billings in excess of costs incurred	11,885	—

Total current liabilities	344,655	232,106

Long-term debt	1,956,044	1,052,299
Other long-term obligations	11,817	16,817
Asset retirement obligation	64,574	57,716
Deferred income taxes	134,283	49,350

Total liabilities	2,511,373	1,408,288

Commitments and contingencies
Minority interest	28	4,672
Redeemable convertible preferred stock, $0.001 par value, 2,625 shares authorized; 0 and 2,184 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	—	450,715

Stockholders’ equity:
Preferred stock, $0.001 par value; 47,375 shares authorized; no shares issued and outstanding in 2008 and 2007	—	—
Common stock, $0.001 par value; 400,000 shares authorized; 166,973 issued and 165,648 outstanding at September 30, 2008 and 141,847 issued and 140,391 outstanding at December 31, 2007	163	140
Additional paid-in capital	2,161,891	1,686,113
Treasury stock, at cost	(19,315)	(18,578)
Retained earnings	236,362	99,216

Total stockholders’ equity	2,379,101	1,766,891

Total liability and stockholders’ equity	$4,890,502	$3,630,566

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
	2008	2007
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$153,378	$35,991
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	1,623	—
Depreciation, depletion and amortization	260,638	152,421
Debt issuance cost amortization	4,026	14,903
Deferred income taxes	83,225	20,004
Unrealized gain on derivative contracts	(81,603)	(36,052)
Gain on sale of assets	(9,131)	(1,704)
Interest income — restricted deposits	(304)	(1,024)
Income from equity investments	(1,355)	(3,399)
Stock-based compensation, net of tax	14,283	4,962
Minority interest	853	321
Changes in operating assets and liabilities	108,735	53,133

Net cash provided by operating activities	534,368	239,556

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property, plant and equipment	(1,609,355)	(895,160)
Acquisition of assets	—	(3,001)
Proceeds from sale of assets	158,534	6,458
Loans to unconsolidated investees	(5,500)	—
Fundings of restricted deposits	(781)	(5,638)

Net cash used in investing activities	(1,457,102)	(897,341)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	1,768,722	1,262,769
Repayments of borrowings	(864,100)	(879,592)
Dividends paid — preferred	(17,552)	(24,366)
Minority interest (distributions) contributions	(5,497)	192
Proceeds from issuance of common stock	—	319,966
Purchase of treasury stock	(3,536)	(1,579)
Debt issuance costs	(17,540)	(26,540)

Net cash provided by financing activities	860,497	650,850

NET DECREASE IN CASH AND CASH EQUIVALENTS	(62,237)	(6,935)
CASH AND CASH EQUIVALENTS, beginning of year	63,135	38,948

CASH AND CASH EQUIVALENTS, end of period	$898	$32,013

Supplemental Disclosure of Noncash Investing and Financing Activities:
Insurance premiums financed	$—	$1,496
Accretion on redeemable convertible preferred stock	$7,636	$1,062
Redeemable convertible preferred stock dividends, net of dividends paid	$—	$8,956
Property, plant and equipment addition due to settlement	$—	$4,500

For further information, please contact:
Dirk M. Van Doren
Chief Financial Officer
SandRidge Energy, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, OK 73102-6406
(405) 429-5520
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include projections and estimates of future natural gas and crude oil production, pricing differentials, operating costs and capital spending, descriptions of our development plans and provide internal estimates of proved reserves and future net cash flows. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of natural gas and oil prices, our success in discovering, estimating, developing and replacing natural gas and oil reserves, the availability and terms of capital, the ability of counterparties to our financial transactions to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, the risk of a recession, the receipt of adequate proceeds for our East Texas and North Louisiana properties, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in the prospectus we filed with the Securities and Exchange Commission (“SEC”) on September 17, 2008 and in Part II, Item 1A — Risk Factors of our Quarterly Report on Form 10-Q filed with the SEC today. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.
Cautionary Note to Investors — The United States SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in the press release, such as “probable reserves” and “possible reserves,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosures in our 2007 Form 10-K, File No. 001-33784, available from us at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102 or www.sandridgeenergy.com. You may also access our filings with the SEC at www.sec.gov or obtain copies from the SEC by calling 1-800-732-0330.
SandRidge Energy, Inc. is a natural gas and crude oil company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge also owns and operates gas gathering and processing facilities and CO2 treating and transportation facilities, and has marketing and tertiary oil recovery operations. In addition, SandRidge owns and operates drilling rigs and a related oil field services business operating under the Lariat Services, Inc. brand name. SandRidge focuses its exploration and production activities in West Texas, the Cotton Valley Trend in East Texas, the Gulf Coast, the Mid-Continent, and the Gulf of Mexico. SandRidge’s Internet address is www.sandridgeenergy.com.